SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter Fiscal 2024 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its third quarter of fiscal 2024, which ended June 30, 2024.

Third Quarter Results
•Net sales in the third quarter of fiscal 2024 increased 33.9% to $29.3 million, compared with $21.9 million for the same period in fiscal 2023.
•Net income for the third quarter of fiscal 2024 was $0.1 million, or $0.01 per diluted share, compared with net loss of $(0.6) million, or $(0.11) per diluted share, in the third quarter of fiscal 2023.
•EBITDA was $2.7 million in the third quarter of fiscal 2024, compared with $1.3 million in the third quarter of fiscal 2023.
•Adjusted EBITDA in the third quarter of fiscal 2024 was $3.4 million, compared with Adjusted EBITDA of $1.9 million in the third quarter of fiscal 2023.

Year to Date Results
•Net sales in the first nine months of fiscal 2024 increased 23.2% to $76.9 million, compared with $62.4 million for the same period in fiscal 2023.
•Net loss for the first nine months of fiscal 2024 was $(4.9) million, or $(0.82) per diluted share, compared with net loss of $(5.6) million, or $(0.94) per diluted share, in the first nine month of fiscal 2023.
•EBITDA was $2.3 million in the first nine month of fiscal 2024, compared with $0.3 million in the first nine months of fiscal 2023.
•Adjusted EBITDA in the first nine month of fiscal 2024 was $3.9 million, compared with Adjusted EBITDA of $1.8 million in the first nine months of fiscal 2023.

Other Highlights
CEO George Scherff stated, “We are pleased with our continued progress this past quarter as revenues rose 34% over last year. Third quarter EBITDA more than doubled compared with last year to $2.7 million, leading to a profitable quarter. We continue to increase our backlog, which has grown to $139.2 million to support our customers."

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings.

The Company's Annual Report on Form 10-K for the year ended September 30, 2023 and other reports filed with the Securities and Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Third Quarter ended June 30,
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net sales	$29,259	$21,853	$76,854	$62,394
Cost of goods sold	24,725	18,375	68,857	55,935
Gross profit	4,534	3,478	7,997	6,459
Selling, general and administrative expenses	3,150	3,388	9,939	10,517
Amortization of intangible assets	40	63	121	187
(Gain) loss on disposal of operating assets	—	(3)	3	—
Operating profit (loss)	1,344	30	(2,066)	(4,245)
Interest expense, net	1,078	305	2,471	919
Foreign currency exchange (gain) loss, net	(1)	1	6	11
Other expense, net	139	323	244	287
Income (loss) before income tax expense	128	(599)	(4,787)	(5,462)
Income tax expense	56	35	153	128
Net income (loss)	$72	$(634)	$(4,940)	$(5,590)

Net income (loss) per share
Basic	$0.01	$(0.11)	$(0.82)	$(0.94)
Diluted	$0.01	$(0.11)	$(0.82)	$(0.94)

Weighted-average number of common shares (basic)	6,009	5,940	5,991	5,925
Weighted-average number of common shares (diluted)	6,105	5,940	5,991	5,925

Consolidated Condensed Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	June 30, 2024	September 30, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,696	$368
Short-term investments	1,713	—
Receivables, net of allowance for credit losses of $124 and $242, respectively	26,831	20,196
Contract assets	10,055	10,091
Inventories, net	13,423	8,853
Refundable income taxes	84	84
Prepaid expenses and other current assets	1,200	1,882
Total current assets	55,002	41,474
Property, plant and equipment, net	33,914	36,287
Operating lease right-of-use assets, net	13,673	14,380
Intangible assets, net	161	278
Goodwill	3,493	3,493
Other assets	88	81
Total assets	$106,331	$95,993
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,116	$3,820
Promissory note - related party	3,366	—
Revolver	19,693	16,289
Short-term operating lease liabilities	906	869
Accounts payable	14,965	13,497
Contract liabilities	3,880	1,150
Accrued liabilities (Related party is $880 at June 30, 2024 and $0 at September 30, 2023)	6,506	5,327
Total current liabilities	55,432	40,952
Long-term debt, net of current maturities, net of unamortized debt issuance costs	3,620	2,457
Long-term operating lease liabilities, net of short-term	13,333	14,020
Deferred income taxes, net	—	142
Pension liability	3,469	3,417
Other long-term liabilities	651	670
Shareholders’ equity:
Serial preferred shares, no par value, 1,000 shares authorized; 0 shares issued and outstanding at June 30, 2024 and September 30, 2023	—	—
Common shares, par value $1 per share, 10,000 shares authorized; issued and outstanding shares 6,180 at June 30, 2024 and 6,105 at September 30, 2023	6,180	6,105
Additional paid-in capital	11,745	11,626
Retained earnings	18,324	23,264
Accumulated other comprehensive loss	(6,423)	(6,660)
Total shareholders’ equity	29,826	34,335
Total liabilities and shareholders’ equity	$106,331	$95,993

Non-GAAP Financial Measures
Presented below is certain financial information based on the Company's EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:
•Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;
•The omission of the amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and
•Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

Dollars in thousands	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$72	$(634)	$(4,940)	$(5,590)
Adjustments:
Depreciation and amortization expense	1,499	1,623	4,567	4,820
Interest expense, net	1,078	305	2,471	919
Income tax expense	56	35	153	128
EBITDA	2,705	1,329	2,251	277
Adjustments:
Foreign currency exchange loss, net (1)	(1)	1	6	11
Other expense (income), net (2)	78	295	184	149
Gain (loss) on disposal of assets (3)	—	(3)	3	—
Equity compensation (4)	72	85	243	292
Pension settlement expense (5)	60	78	60	78
Severance expense (6)	435	—	435	—
LIFO impact (7)	475	(73)	826	(272)
IT incident (benefit) cost, net (8)	(627)	182	(605)	1,269
Strategic alternative expense (9)	169	29	490	29
Adjusted EBITDA	$3,366	$1,923	$3,893	$1,833

(1)Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.
(2)Represents miscellaneous non-operating income or expense, such as pension costs or grant income (prior year included $0.1 million in loss on insurance recovery, separately reclassed to IT incident costs, net line).
(3)Represents the difference between the proceeds from the sale of operating equipment and the carrying value shown on the Company's books.
(4)Represents the equity-based compensation expense recognized by the Company under the 2016 Plan due to granting of awards, awards not vesting and/or forfeitures.
(5)Represents expense incurred by its defined benefit pension plans related to settlement of pension obligations.
(6)Represents expense incurred for executive severance.
(7)Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out ("LIFO") method.
(8)Represents incremental information technology costs as it relates to the cybersecurity incident and loss on insurance recovery.
(9)Represents expense related to evaluation of strategic alternatives.

Reference to the above activities can be found in the consolidated financial statements included in Item 8 of the Company's Annual Report on Form 10-K.

Contacts
SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com